CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-271577) of Despegar.com, Corp. of our report dated April 30, 2025, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PRICE WATERHOUSE & CO. S.R.L.

/s/ Walter Rafael Zablocky (Partner)
Walter Rafael Zablocky

Buenos Aires, Argentina
April 30, 2025